Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS)/INCOME

(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2023	2022
Operating Revenues	$2,694,238	$3,029,740

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	935,329	1,295,796
Operations and Maintenance	513,141	486,431
Depreciation	343,363	308,535
Amortization	(51,657)	30,248
Energy Efficiency Programs	160,145	159,342
Taxes Other Than Income Taxes	235,370	227,150
Total Operating Expenses	2,135,691	2,507,502
Operating Income	558,547	522,238
Interest Expense	231,300	186,765
Impairments of Offshore Wind Investments	1,766,000	—
Other Income, Net	85,090	90,834
(Loss)/Income Before Income Tax Expense	(1,353,663)	426,307
Income Tax (Benefit)/Expense	(67,058)	104,269
Net (Loss)/Income	(1,286,605)	322,038
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net (Loss)/Income Attributable to Common Shareholders	$(1,288,485)	$320,158

Basic and Diluted (Loss)/Earnings Per Common Share	$(3.68)	$0.92

Weighted Average Common Shares Outstanding:
Basic	349,938,891	348,786,307
Diluted	350,167,959	349,267,768

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS)/INCOME

(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2023	2022	2021
Operating Revenues	$11,910,705	$12,289,336	$9,863,085

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	5,168,241	5,014,074	3,372,344
Operations and Maintenance	1,895,703	1,865,328	1,739,685
Depreciation	1,305,840	1,194,246	1,103,008
Amortization	(490,117)	448,892	231,965
Energy Efficiency Programs	691,344	658,051	592,775
Taxes Other Than Income Taxes	940,359	910,591	829,987
Total Operating Expenses	9,511,370	10,091,182	7,869,764
Operating Income	2,399,335	2,198,154	1,993,321
Interest Expense	855,441	678,274	582,334
Impairments of Offshore Wind Investments	2,167,000	—	—
Other Income, Net	348,069	346,088	161,282
(Loss)/Income Before Income Tax Expense	(275,037)	1,865,968	1,572,269
Income Tax Expense	159,684	453,574	344,223
Net (Loss)/Income	(434,721)	1,412,394	1,228,046
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,519
Net (Loss)/Income Attributable to Common Shareholders	$(442,240)	$1,404,875	$1,220,527

Basic (Loss)/Earnings Per Common Share	$(1.27)	$4.05	$3.55

Diluted (Loss)/Earnings Per Common Share	$(1.26)	$4.05	$3.54

Weighted Average Common Shares Outstanding:
Basic	349,580,638	346,783,444	343,972,926
Diluted	349,840,481	347,246,768	344,631,056

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.